SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    December 9, 2002

AMERIPATH, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-22313	65-0642485

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

7829 Garden Road, Suite 200, Riviera Beach, Florida	33404

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 845-1850

Item 1(b). Changes in Control of Registrant.
Item 7. Financial Statements, Pro Forma Information and Exhibits.
SIGNATURES
EXHIBIT INDEX
AGREEMENT AND PLAN OF MERGER
FIRST AMENDMENT TO PREFERRED SHARE PURCHASE PLAN
PRESS RELEASE, DATED DECEMBER 9, 2002

Item 1(b).      Changes in Control of Registrant.

     On December 9, 2002, AmeriPath, Inc. and companies formed by Welsh, Carson, Anderson & Stowe (“WCAS”) announced that they have entered into an Agreement and Plan of Merger, dated as of December 8, 2002, pursuant to which Amy Holding Company, a Delaware corporation formed by WCAS, will acquire Ameripath. Amy Acquisition Corp., a wholly owned subsidiary of Amy Holding Company, will be merged with and into Ameripath, with Ameripath surviving the merger and continuing as a wholly owned subsidiary of Amy Holding Company.

     In connection with the merger, outstanding shares of AmeriPath common stock will be converted into the right to receive $21.25 per share in cash. The proposed merger is subject to certain conditions, including the approval of AmeriPath’s shareholders, the closing of financing arrangements as set forth in the commitment letters received by WCAS or its affiliates, and the expiration of antitrust regulatory waiting periods.

     The preceding is qualified in its entirety by reference to the Agreement and Plan of Merger and the First Amendment to Preferred Share Purchase Rights Plan, copies of which are attached hereto as Exhibits 2.1 and 4.1, and which are incorporated herein by reference. A copy of the press release issued by AmeriPath announcing the signing of the Agreement and Plan of Merger is attached hereto as Exhibit 99.1.

Item 7.      Financial Statements, Pro Forma Information and Exhibits.

(c)	Exhibits

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 8, 2002, by and between AmeriPath, Inc., Amy Holding Company and Amy Acquisition Corp.

4.1	First Amendment to Preferred Share Purchase Rights Plan, dated as of December 8, 2002, by and between AmeriPath, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

99.1	Press Release, dated December 9, 2002.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERIPATH, INC.

Date: December 9, 2002	By:	/s/ Gregory A. Marsh Name: Gregory A. Marsh Title: Chief Financial Officer

EXHIBIT INDEX

     The following exhibits are filed as a part of this Report.

Exhibit
Number	Description

2.1	Agreement and Plan of Merger, dated as of December 8, 2002, by and between AmeriPath, Inc., Amy Holding Company and Amy Acquisition Corp.

4.1	First Amendment to Preferred Share Purchase Rights Plan, dated as of December 8, 2002, by and between AmeriPath, Inc. and American Stock Transfer & Trust Company, as Rights Agent.

99.1	Press Release, dated December 9, 2002.